Exhibit 99.1

I

CONTACTS:
Tim Perrott	Danny Jovic
Investor Relations	Media Relations
561-438-4629	561-438-1594
Tim.Perrott@officedepot.com	Danny.Jovic@officedepot.com

Office Depot Announces First Quarter 2020 Results

Delivered strong operating results and cash flow in the first quarter and during onset of global pandemic

Strong balance sheet with $1.7 Billion in available liquidity; Highest net cash position in two years

Post quarter refinancing activity increases credit facility size and extends maturity date to 2025; Retirement of term loan expected to result in $90 million in annual interest and amortization savings

Board of Directors approve holding company reorganization

Withdrawing 2020 guidance due to COVID-19 pandemic

Temporarily suspending share buybacks and dividend

First Quarter 2020 Highlights(1)

•	Total Reported Sales of $2.7 Billion, down 2% from Prior Year Period
•	Operating Income of $80 Million, up 233% YOY; Net Income of $45 Million, up 463% YOY
•	Adjusted Operating Income of $108 Million, up 61% YOY; Adjusted EBITDA of $157 Million, up 33% YOY
•	Operating Cash Flow of $188 Million and Adjusted Free Cash Flow of $173 Million
•	EPS of $0.08, up $0.07 from Prior Year Period; Adjusted EPS of $0.12, up $0.05 from Prior Year Period
•	Positive Net Cash Position; $1.7 Billion of Available Liquidity Including $842 Million in Cash

Boca Raton, Fla., May 6, 2020 — Office Depot, Inc. (“Office Depot,” or the “Company”) (NASDAQ: ODP), a leading provider of business services and supplies, products and technology solutions through an integrated B2B distribution platform, announced results for the first quarter ended March 28, 2020.

Consolidated (in millions, except per share amounts)	1Q20	1Q19
Selected GAAP measures:
Sales	$2,725	$2,769
Sales change from prior year period	(2)%
Operating income	$80	$24
Operating income margin	2.9%	0.9%
Net income	$45	$8
Diluted earnings per share	$0.08	$0.01
Operating Cash Flow	$188	$60
Selected Non-GAAP measures: (1)
Adjusted EBITDA	$157	$118
Adjusted operating income	$108	$67
Adjusted operating income margin	4.0%	2.4%
Adjusted net income	$66	$39
Adjusted earnings per share (most dilutive)	$0.12	$0.07
Free Cash Flow (2)	$163	$14
Adjusted Free Cash Flow (3)	$173	$14

(1)

Adjusted results represent non-GAAP financial measures and exclude charges or credits not indicative of core operations and the tax effect of these items, which may include but not be limited to merger integration, restructuring, acquisition costs, asset impairments, and executive transition costs. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Investor Relations website at investor.officedepot.com.
(2)

As used in this release, Free Cash Flow is defined as cash flows from operating activities less capital expenditures. Free Cash Flow is a non-GAAP financial measure and reconciliations from GAAP financial measures can be found in this release.

(3)

As used in this release, Adjusted Free Cash Flow excludes cash charges associated with the Company’s Business Acceleration Program of $10 million in the first quarter of 2020. Adjusted Free Cash Flow is a non-GAAP financial measure and reconciliations from GAAP financial measures can be found in this release.

“The safety of our employees is paramount, and we simply cannot express enough gratitude to our associates, customers, and vendors who have worked together to help ensure the health, safety and critical support for each other during this crucial time,” said Gerry Smith, chief executive officer of Office Depot. “While the global pandemic has quickly impacted the business environment, the foundation we have created over the past few years has provided us the flexibility to continue to serve our customers’ expanded needs, preserve cash, and deliver necessary products and support services to help our customers succeed through this crisis,” he added.

“Our strong Q1 performance reflects the commitment and tireless work of our team as we supported the essential needs of businesses, consumers, educators, students, healthcare workers, and first responders during the global health crisis that has unfolded in our nation. Our B2B focus is helping businesses remain operational in the home or at the office, our facilities have largely remained open serving customers with enhanced sanitation and safety protocols, and our eCommerce platform and retail stores are proving to be trusted means for customers to access the critical products and services they need. Same store sales were up 2% over the same period last year and sales in our eCommerce channel experienced a significant increase in demand. Our ability to continue to serve customers during the COVID-19 health crisis helped drive strong operating results and generate $188 million in operating cash flow including $173 million in adjusted free cash flow. This strong performance resulted in our highest net cash position in over 2 years and nearly $1.7 billion in total available liquidity,” he added.

“While significant challenges remain ahead, we are in a strong financial position and remain focused on utilizing our B2B platform to provide essential products and services necessary to help our customers and the nation weather through this pandemic,” Smith continued. “We have an extremely strong balance sheet that has been further enhanced by refinancing our credit facility and paying off our term loan, which preserves cash and extends our credit facility maturity to 2025. We have a global sourcing and supply chain network capable of delivering essential products including personal protective equipment (PPE); we have business support capabilities enabling enterprises and individuals to work from home and learn from home; and we have a business model that has significant variable cost flexibility. We expect that all of these factors place us in a position to successfully navigate this evolving environment,” he added.

“Additionally, I believe our opportunities are evolving as we expand our value proposition to customers, sourcing and distributing a broader set of in-demand products and business support services. We are uniquely positioned to support our customers in this challenging environment and our focus on evolving our B2B platform and executing our pivot remains resolute. Combined with our strong balance sheet, I am confident that we are taking the necessary steps to navigate through the challenges posed by this global health crisis,” he added.

Consolidated Results

Reported (GAAP) Results

Total reported sales for the first quarter of 2020 were $2.7 billion, a decrease of 2% compared to the first quarter of 2019. The decrease in revenue over the same period last year was primarily the result of lower sales in the Retail Division, driven by fewer retail stores in service partially offset by higher same store sales, combined with lower sales in the CompuCom Division and Business Solutions Division (BSD) largely driven by impacts related to the COVID-19 outbreak. Product sales in the first quarter were down 1% relative to the prior year period. Service revenue was down 5% in the quarter related to lower comparable sales at CompuCom and sales of service in our Retail Division, both of which were negatively impacted by the COVID-19 outbreak. This decline in service revenues was partially mitigated by a 14% year-over-year increase in service revenue in the BSD

Division. On a consolidated basis, service revenue represented approximately 14% of total Company sales in the first quarter of 2020.

Sales Breakdown (in millions)	1Q20	1Q19
Product sales	$2,337	$2,361
Product sales change from prior year	(1)%
Service revenues	$388	$408
Service revenues change from prior year	(5)%
Total sales	$2,725	$2,769

Office Depot reported operating income of $80 million in the first quarter of 2020, compared to $24 million in the prior year period. Operating income included $16 million in merger and restructuring costs, $8 million of which is associated with restructuring charges related to the Business Acceleration Program (BAP) recognized in the quarter. The Company also recognized asset impairment charges of $12 million in the first quarter of 2020, $10 million of which was related to the impairment of operating lease right-of-use (ROU) assets associated with the Company’s retail store locations, with the remainder relating to the impairment of fixed assets. These impacts were offset by higher operating results in the quarter versus the prior year period, as the Company delivered improved margin performance in its CompuCom and Retail Divisions. Net income was $45 million, or $0.08 per diluted share in the first quarter of 2020, compared to net income of $8 million, or $0.01 per diluted share in the first quarter of 2019.

Adjusted (non-GAAP) Results (4)

Adjusted results for the first quarter of 2020 exclude charges and credits totaling $28 million, comprised of $9 million largely in BAP-related charges, $12 million in asset impairments, and $7 million in merger, acquisition and integration-related expenses, and the tax impacts associated with these items.

•

First quarter 2020 adjusted EBITDA was $157 million compared to $118 million in the prior year period, an increase of 33%. This included adjusted depreciation and amortization(5) of $49 million and $48 million in the first quarters of 2020 and 2019, respectively.

•

First quarter 2020 adjusted operating income was $108 million compared to adjusted operating income of $67 million in the first quarter of 2019, an increase of 61%. The primary driver of this improved performance was stronger operating results in the CompuCom and Retail Divisions driven by BAP-related cost efficiency efforts and flow through effect of increased demand from businesses and consumers for essential products and services during the COVID-19 pandemic.

•

First quarter 2020 adjusted net income was $66 million, or $0.12 per diluted share, compared to adjusted net income of $39 million, or $0.07 per diluted share, in the first quarter of 2019. Reduced interest expense and fewer outstanding shares contributed to this performance.

(4) Adjusted results represent non-GAAP financial measures and exclude charges or credits not indicative of core operations and the tax effect of these items, which may include but not be limited to merger integration, restructuring, acquisition costs, asset impairments and executive transition costs. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Investor Relations website at investor.officedepot.com.

(5) Adjusted depreciation and amortization each represents a non-GAAP financial measure and excludes accelerated depreciation caused by updating the salvage value and shortening the useful life of depreciable fixed assets to coincide with planned store closures under an approved restructuring plan, but only if impairment is not present.

First Quarter Division Results

Business Solutions Division

BSD reported sales were $1.3 billion in the first quarter of 2020, down 1% compared to the first quarter of 2019. The year-over-year comparable sales performance includes the positive impact of customer acquisitions and growth in adjacency categories, primarily cleaning and breakroom supplies and technology, which were up 25% and 10%, respectively, as customer demand for these products increased as a result of COVID-19 outbreak. Adjacency categories, which include cleaning and breakroom supplies, technology, furniture, and copy and print services, grew to 39% of total BSD revenue for the quarter. These positive sales drivers were more than offset by lower demand in certain product categories due to a portion of our B2B customers having either paused operations or temporarily transitioned into a remote work environment as a result of restrictions imposed in March 2020 aimed to reduce the spread of COVID-19. This effect resulted in lower sales in our contract channel partially offset by higher sales in our eCommerce channel, as demand increased for certain essential products. Product sales in the first quarter of 2020 decreased 2%, while service revenue increased 14% driven by increases in sales of our managed print and fulfillment services, copy and print services, and shipping services compared to the prior year period.

The Company expects near term revenue in its BSD division to be negatively impacted by the business conditions related to the COVID-19 outbreak for the reasons described above. We expect these conditions to temporarily impact trends in the second quarter of 2020, resulting in declining revenue in the Company’s contract channel as many businesses have paused operations or have temporarily migrated to a distributed remote workforce solution. Partially offsetting the impact of these conditions, revenues in the Company’s eCommerce channel are higher as demand is increasing for essential products and services to support home office operations. In order to help mitigate the impact of these trends, the BSD division is implementing several strategies to leverage its global sourcing and supply chain capabilities to procure and deliver essential products, including personal protective equipment (PPE) to business customers, including hospitals and first responders, and supporting work-from-home/learn-from-home workforces, while modifying its supply chain operations to serve and support customers in a more distributed manner.

“Our strong financial position and focus on utilizing our B2B platform to provide essential products and services are critical to helping our customers manage the challenges related to this crisis,” said Smith. While the COVID-19 pandemic has caused a disruption in the business environment, it is also creating more opportunities for us by expanding the nature of our value proposition to customers,” said Smith. “With our global sourcing and supply chain capabilities, our platform is becoming a broader source of mission critical products and services to a wider range of customers through our B2B network.”

Business Solutions Division (in millions)	1Q20	1Q19
Sales	$1,334	$1,344
Sales change from prior year	(1)%
Division operating income	$40	$46
Division operating income margin	3.0%	3.4%

BSD operating income was $40 million in the first quarter of 2020, compared to $46 million in the first quarter of 2019, with flat comparable operating margins. The decrease in operating income versus last year was related to the flow through effect of lower sales, product mix, and higher distribution costs related to the COVID-19 impacts.

Retail Division

During the COVID-19 outbreak, the nature of certain products we offer through our retail outlets are considered essential retail commerce by most local jurisdictions, therefore a substantial majority of our retail locations have remained open and operational with the appropriate safety measures in place. In late March, the Company implemented a curbside pick-up option in all locations, including a portion of retail locations that have transferred to curbside pick-up only, as well as temporarily reduced store hours by 2 hours per day.

The Retail Division reported sales were $1.2 billion in the first quarter of 2020, down 2% versus the prior year period. Planned closures of underperforming retail stores drove the reported decline with 64 fewer retail outlets at the end of the first quarter of 2020 as compared to the prior year. Compared to the prior year period, product sales in the quarter were relatively flat, while service revenue was down 11% as copy and print services and subscription offerings were negatively impacted by the effects related to the COVID-19 pandemic, including the government-imposed temporary closures of non-essential businesses.

Same store sales were up by 2% as the demand for essential products including cleaning and breakroom supplies, technology products, furniture, and work-from-home/learn-from-home enabling products increased significantly since the onset of the global health crisis caused by the COVID-19 outbreak. Higher average order volume and sales per shopper, as well as a 26% increase in the buy online, pick up in store (BOPIS) offering, added to this strong performance.

The increased demand for essential products during the COVID-19 outbreak drove increased sales during the period. Presently, supply constraints for essential cleaning and breakroom products, the closure of a limited number of stores in accordance with social distancing and shelter-in-place protocols, and the reduction of store hours by two hours per day are expected to have a negative impact to sales in the Company’s retail operations in the second quarter of 2020.

Retail Division (in millions)	1Q20	1Q19
Sales	$1,156	$1,175
Comparable store sales change from prior year	2%
Division operating income	$87	$67
Division operating income margin	7.5%	5.7%

Retail Division operating income was $87 million in the first quarter of 2020, up 30% over the same period last year. As a percentage of sales, this performance reflects an approximate 180 basis point margin improvement. The increase in operating income versus the prior year was largely related to lower SG&A from cost savings initiatives, improved gross margin, improvements in distribution and inventory management costs, and lower operating lease costs recognized as a result of the new lease accounting standard.

During the first quarter of 2020, the Company closed 12 stores and ended the quarter with a total of 1,295 stores in the Retail Division.

CompuCom Division

The CompuCom Division reported sales were $235 million in the first quarter of 2020, down 5% compared to the first quarter of 2019 and flat with the fourth quarter of 2019. The year-over-year decrease was due to project-related customer-imposed delays and lower services volumes as the COVID-19 health crisis impacted business operations of certain customers. Additionally, targeted actions to reduce certain unprofitable sales activities to improve profitability also impacted comparable year-over-year sales. These factors were partially offset by an increase in technology-related product sales despite supply constraints limiting the ability to fulfill the entirety of the demand.

CompuCom Division (in millions)	1Q20	1Q19
Sales	$235	$247
Sales change from prior year	(5)%
Division operating income (loss)	$3	$(15)
Division operating income (loss) margin	1.3%	(6.1)%

The CompuCom Division operating income was $3 million in the first quarter of 2020, compared to a $15 million operating loss in the first quarter of 2019. BAP cost efficiency measures and other cost reduction efforts helped to drive the year-over-year increase. Operating income was down on a sequential basis as the Company incurred costs in anticipation of supporting the implementation of new future service contracts as well as supporting new project-related work in the quarter that did not materialize due to the business disruptions caused by the COVID-19 outbreak. Under its new leadership, CompuCom continues to refine its strategy to pursue higher growth and improve margins by refocusing efforts on its core strengths aligned with customer needs. The Company continues to take actions to improve future operating performance, including increased use of automation and technology to improve service efficiency, simplifying operational structures to improve service velocity, and aligning sales efforts to better serve customers and accelerate cross-selling opportunities.

“We remain encouraged by the early signs of progress and the opportunities ahead for CompuCom,” said Gerry Smith. “During the COVID-19 health crisis, CompuCom’s operational support was critical, and they have built significant credibility with customers by enabling them to remain operational during this period, as many companies pivoted to a work-from-home environment. Notwithstanding the near term challenges, CompuCom’s unique capabilities to support distributed work forces with state of the art technology, and a unique field force of over 6,500 field techs and support personnel, have it well positioned to capitalize on opportunities in this growing area. We continue to gain traction as evidenced by another quarter of significant new contract wins, including eight new major customers. CompuCom’s refocused strategy of connecting people, technology, and the edge, places greater emphasis on its core offerings and expands its value proposition. Although we have much more work to accomplish, CompuCom is on the right path to capture profitable growth in the expanding digital workforce arena,” he added.

Corporate and Other

Corporate expenses include support staff services and certain other expenses that are not allocated to the Company’s operating divisions. Unallocated expenses were $22 million in the first quarter of 2020 compared to $31 million in the first quarter of 2019. The year-over-year comparison primarily reflects lower deferred compensation expenses to our executive function and lower professional fees in the first quarter of 2020.

The Company’s “Other” segment, which contains the global sourcing and trading operations in the Asia/Pacific region and the elimination of intersegment revenues, had no material contribution to sales or operating income in the first quarter of 2020.

Balance Sheet and Cash Flow

As of March 28, 2020, Office Depot had total available liquidity of approximately $1.7 billion, consisting of $842 million in cash and cash equivalents and $851 million of available credit under the Amended and Restated Credit Agreement. Total debt was $652 million.

Subsequent to quarter end, the Company successfully refinanced its asset-based credit facility with a new five-year agreement and retired its Term Loan Credit Agreement due 2022 (“term loan”). The Company’s new $1.3 billion asset-based credit facility matures in April 2025 and replaces the Company’s previous credit facility that was due to expire in May 2021.

Upon closing of the transaction, the Company borrowed a total of $400 million under the new credit facility.  These proceeds, along with available cash on hand, were used to repay the remaining $388 million balance on the term loan and approximately $66 million in other debt. By eliminating the term loan in its entirety, the Company expects to save approximately $14 million in annual cash interest expense and $75 million in required annual amortization payments. The new credit facility was significantly oversubscribed with strong lender support and provides substantial financial flexibility to continue the Company’s transformation efforts.

For the first quarter of 2020, cash provided by operating activities was $188 million, which included $4 million in acquisition and integration-related costs and $10 million in restructuring costs, compared to $60 million in the first quarter of the prior year.

Capital expenditures in the quarter were $25 million versus $46 million in the prior year period, reflecting lower investment in retail operations, while continuing growth investments in the Company’s service platform, distribution network, and eCommerce capabilities. The cash charges associated with the Company’s Business Acceleration Program in the quarter were $10 million. Accordingly, Adjusted Free Cash Flow was $173 million in the first quarter of 2020. The Company also invested $18 million in the quarter to expand its BSD distribution network and its business customer base through acquisitions.

During the first quarter of 2020, the Company paid a quarterly cash dividend of $0.025 per share on March 13, 2020 for $13 million and made a $19 million scheduled debt repayment on the 2022 term loan. In addition, Office Depot repurchased approximately 13 million shares at a total cost of $30 million in the first quarter of 2020.

Withdrawing 2020 Guidance

Related to the global business disruption and uncertainty caused by the COVID-19 pandemic, the Company is withdrawing its previously issued guidance for 2020. The Company experienced strong demand for essential products and services during the first quarter of 2020, which helped drive strong operating results and cash flow generation. However, considering recent supply constraints for essential products and operational disruptions occurring in businesses throughout North America, the Company expects to experience lower revenue in the near term. Due to the uncertainty of the severity and duration of the impacts of the COVID-19 outbreak, the Company is unable to estimate the magnitude by which sales of products and services in our business will be affected in the future quarters of 2020.

“Like many companies, we are withdrawing our 2020 guidance given the uncertainty related to the full impact of the COVID-19 pandemic. We are implementing several strategies to address and hopefully mitigate these challenges including utilizing our global sourcing capabilities to secure additional sources of essential products and supplies, including PPE, and providing technology support, facilitating work from home and virtual learning environments, and continuing efforts to drive a low cost business model. Combined with our strong balance sheet and available liquidity position, we are in a solid position to navigate the challenges posed by this health crisis,” Smith continued.

Temporarily Suspending Share Buybacks and Dividends

Given the uncertainty regarding the severity of the COVID-19 crisis and as part of its response, the Company is proactively adopting a more conservative approach to its capital return program to preserve maximum liquidity and financial flexibility in the current environment. As part of that approach, the Company is temporarily suspending its share repurchases and quarterly dividend. The Company does not expect to repurchase shares in the near term under the current repurchase authorization, which has $131 million remaining. The Company is also temporarily suspending its cash dividend beginning with the second quarter of 2020. The Company will re-evaluate its capital return program when appropriate.

About Office Depot, Inc.

Office Depot, Inc. (NASDAQ:ODP) is a leading provider of business services and supplies, products and technology solutions to small, medium and enterprise businesses, through an integrated B2B distribution platform of approximately 1,300 stores, online presence, and dedicated sales professionals and technicians. Through its banner brands Office Depot®, OfficeMax®, CompuCom® and Grand&Toy®, as well as others, the Company offers its customers the tools and resources they need to focus on their passion of starting, growing and running their business. For more information, visit news.officedepot.com and follow @officedepot on Facebook, Twitter and Instagram.

Office Depot is a trademark of The Office Club, Inc. OfficeMax is a trademark of OMX, Inc. CompuCom is a trademark of CompuCom Systems, Inc. Grand&Toy is a trademark of Grand & Toy, LLC in Canada. ©2020 Office Depot, Inc. All rights reserved. Any other product or company names mentioned herein are the trademarks of their respective owners.

FORWARD LOOKING STATEMENTS

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations, cash flow or financial condition, the potential impacts on our business due to the unknown severity and duration of the COVID-19 outbreak, or state other information relating to, among other things, Office Depot, based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “outlook,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of Office Depot’s control. There can be no assurances that Office Depot will realize these expectations or that these beliefs will prove correct, and therefore investors and stakeholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, highly competitive office products market and failure to differentiate Office Depot from other office supply resellers or respond to decline in general office supplies sales or to shifting consumer demands; competitive pressures on Office Depot’s sales and pricing; the risk that Office Depot is unable to transform the business into a service-driven company or that such a strategy will not result in the benefits anticipated; the risk that Office Depot may not be able to realize the anticipated benefits of acquisitions due to unforeseen liabilities, future capital expenditures, expenses, indebtedness and the unanticipated loss of key customers or the inability to achieve expected revenues, synergies, cost savings or financial performance; the risk that Office Depot is unable to successfully maintain a relevant omni-channel experience for its customers; the risk that Office Depot is unable to execute the Business Acceleration Program successfully or that such program will not result in the benefits anticipated; failure to effectively manage Office Depot real estate portfolio; loss of business with government entities, purchasing consortiums, and sole- or limited- source distribution arrangements; failure to attract and retain qualified personnel, including employees in stores, service centers, distribution centers, field and corporate offices and executive management, and the inability to keep supply of skills and resources in balance with customer demand; failure to execute effective advertising efforts and maintain the Office Depot reputation and brand at a high level; disruptions in Office Depot computer systems, including delivery of technology services; breach of Office Depot information technology systems affecting reputation, business partner and customer relationships and operations and resulting in high costs; unanticipated downturns in business relationships with customers or terms with the suppliers, third-party vendors and business partners; disruption of global sourcing activities, evolving foreign trade policy (including tariffs imposed on certain foreign made goods); exclusive Office Depot branded products are subject to additional product, supply chain and legal risks; product safety and quality concerns of manufacturers’ branded products and services and Office Depot private branded products; covenants in the credit facility; a downgrade in Office Depot credit ratings or a general disruption in the credit markets; incurrence of significant impairment charges; retained responsibility for liabilities of acquired companies; fluctuation in quarterly operating results due to seasonality of Office Depot business; changes in tax laws in jurisdictions where Office Depot operates; increases in wage and benefit costs and changes in labor regulations; changes in the regulatory environment, legal compliance risks and violations of the U.S. Foreign Corrupt Practices Act and other worldwide anti-bribery laws; volatility in Office Depot common stock price; changes in or the elimination of the payment of cash dividends on Office Depot common stock; macroeconomic conditions such as future declines in business or consumer spending; increases in fuel and other commodity prices and the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; unexpected claims, charges, litigation, dispute resolutions or settlement expenses; and catastrophic events, including the impact of weather events on Office Depot’s business; the discouragement of lawsuits by shareholders against Office Depot and its directors and officers as a result of the exclusive forum selection of the Court of Chancery, the federal district court for the District of Delaware or other Delaware state courts by Office Depot as the sole and exclusive forum for such lawsuits; and the impact of the COVID-19 pandemic on our business, including on the demand for our and our customers’ products and services, on trade and transport restrictions and generally on our ability to effectively manage the impacts of the COVID-19 pandemic on our business operations. The foregoing list of factors is not exhaustive. Investors and shareholders should carefully consider the foregoing factors and the other risks and uncertainties described in Office Depot’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission. Office Depot does not assume any obligation to update or revise any forward-looking statements.

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

(Unaudited)

	13 Weeks Ended
	March 28,	March 30,
	2020	2019
Sales:
Products	$2,337	$2,361
Services	388	408
Total sales	2,725	2,769
Cost of goods sold and occupancy costs:
Products	1,828	1,841
Services	268	287
Total cost of goods sold and occupancy costs	2,096	2,128
Gross profit	629	641
Selling, general and administrative expenses	521	574
Asset impairments	12	29
Merger and restructuring expenses, net	16	14
Operating income	80	24
Other income (expense):
Interest income	3	6
Interest expense	(18)	(23)
Other income, net	1	2
Income before income taxes	66	9
Income tax expense	21	1
Net income	$45	$8
Earnings per share
Basic	$0.09	$0.01
Diluted	$0.08	$0.01

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except shares and par value)

	March 28,	December 28,
	2020	2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$842	$698
Receivables, net	850	823
Inventories	929	1,032
Prepaid expenses and other current assets	79	75
Timber notes receivable	—	819
Total current assets	2,700	3,447
Property and equipment, net	651	679
Operating lease right-of-use assets	1,368	1,413
Goodwill	940	944
Other intangible assets, net	379	388
Deferred income taxes	160	183
Other assets	256	257
Total assets	$6,454	$7,311
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$1,006	$1,026
Accrued expenses and other current liabilities	1,228	1,219
Income taxes payable	7	8
Short-term borrowings and current maturities of long-term debt	104	106
Non-recourse debt	—	735
Total current liabilities	2,345	3,094
Deferred income taxes and other long-term liabilities	167	176
Pension and postretirement obligations, net	82	85
Long-term debt, net of current maturities	548	575
Operating lease liabilities	1,177	1,208
Total liabilities	4,319	5,138
Commitments and contingencies
Stockholders’ equity:
Common stock — authorized 800,000,000 shares of $0.01 par value; issued shares — 624,690,687 at March 28, 2020 and 620,424,775 at December 28, 2019; outstanding shares — 526,342,832 at March 28, 2020 and 535,182,317 at December 28, 2019	6	6
Additional paid-in capital	2,637	2,647
Accumulated other comprehensive loss	(108)	(66)
Accumulated deficit	(45)	(89)
Treasury stock, at cost — 98,347,855 shares at March 28, 2020 and 85,242,458 shares at December 28, 2019	(355)	(325)
Total stockholders’ equity	2,135	2,173
Total liabilities and stockholders’ equity	$6,454	$7,311

OFFICE DEPOT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	13 Weeks Ended
	March 28,	March 30,
	2020	2019
Cash flows from operating activities:
Net income	$45	$8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	49	49
Amortization of debt discount and issuance costs	2	2
Charges for losses on receivables and inventories	8	14
Asset impairments	12	29
Compensation expense for share-based payments	7	8
Deferred income taxes and deferred tax asset valuation allowances	24	—
Contingent consideration payments in excess of acquisition-date liability	—	(11)
Changes in working capital and other operating activities	41	(39)
Net cash provided by operating activities	188	60
Cash flows from investing activities:
Capital expenditures	(25)	(46)
Businesses acquired, net of cash acquired	(18)	(5)
Proceeds from collection of notes receivable	818	—
Other investing activities	1	(1)
Net cash provided by (used in) investing activities	776	(52)
Cash flows from financing activities:
Net payments on long and short-term borrowings	(25)	(24)
Debt retirement	(735)	—
Cash dividends on common stock	(13)	(14)
Share purchases for taxes, net of proceeds from employee share-based transactions	(4)	(4)
Repurchase of common stock for treasury	(30)	(11)
Contingent consideration payments up to amount of acquisition-date liability	(1)	(12)
Other financing activities	—	1
Net cash used in financing activities	(808)	(64)
Effect of exchange rate changes on cash and cash equivalents	(12)	2
Net increase in cash, cash equivalents and restricted cash	144	(54)
Cash, cash equivalents and restricted cash at beginning of period	700	660
Cash, cash equivalents and restricted cash at end of period	$844	$606
Supplemental information
Right-of-use assets obtained in exchange for new finance lease liabilities	$3	$2
Right-of-use assets obtained in exchange for new operating lease liabilities	54	53

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited)

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are not related to our core operations (“non-GAAP”). Management believes that the presentation of these non-GAAP financial measures enhances the ability of its investors to analyze trends in its business and provides a means to compare periods that may be affected by various items that might obscure trends or developments in its business. Management uses both GAAP and non-GAAP measures to assist in making business decisions and assessing overall performance. Non-GAAP measures help to evaluate programs and activities that are intended to attract and satisfy customers, separate from expenses and credits directly associated with Merger, restructuring, and certain similar items. Certain non-GAAP measures are also used for short and long-term incentive programs.

Our measurement of these non-GAAP financial measures may be different from similarly titled financial measures used by others and therefore may not be comparable. These non-GAAP financial measures should not be considered superior to the GAAP measures, but only to clarify some information and assist the reader. We have included reconciliations of this information to the most comparable GAAP measures in the tables included within this material.

Free cash flow is a non-GAAP measure, which we define as cash flows from operating activities less capital expenditures. We believe that free cash flow is an important indicator that provides additional perspective on our ability to generate cash to fund our strategy and expand our distribution network. Adjusted Free Cash Flow is also a non-GAAP measure, which we define as cash flows from operating activities less cash charges associated with the Company’s Business Acceleration Program.

(In millions, except per share amounts)

Q1 2020	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Selling, general and administrative expenses	$521	19.1%	$—	$521		19.1%
Assets impairments	$12	0.4%	$12	$—		—%
Merger and restructuring expenses, net	$16	0.6%	$16	$—		—%
Operating income	$80	2.9%	$(28)	$108	(6)	4.0%
Income tax expense	$21	0.8%	$(7)	$28	(7)	1.0%
Net income	$45	1.7%	$(21)	$66	(8)	2.4%
Earnings per share (most dilutive)	$0.08		$(0.04)	$0.12	(8)
Depreciation and amortization	$49	1.8%	$—	$49	(9)	1.8%

Q1 2019	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Selling, general and administrative expenses	$574	20.7%	$—	$574		20.7%
Assets impairments	$29	1.0%	$29	$—		—%
Merger and restructuring expenses, net	$14	0.5%	$14	$—		—%
Operating income	$24	0.9%	$(43)	$67	(6)	2.4%
Income tax expense	$1	0.0%	$(12)	$13	(7)	0.5%
Net income	$8	0.3%	$(31)	$39	(8)	1.4%
Earnings per share (most dilutive)	$0.01		$(0.06)	$0.07	(8)
Depreciation and amortization	$49	1.8%	$1	$48	(9)	1.7%

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited)

	13 Weeks Ended
	March 28,	March 30,
Adjusted EBITDA:	2020	2019
Net income	$45	$8
Income tax expense	21	1
Income before income taxes	66	9
Add (subtract)
Interest income	(3)	(6)
Interest expense	18	23
Adjusted depreciation and amortization (9)	49	48
Charges and credits, pretax (10)	28	43
Adjusted EBITDA	$157	$118

Amounts may not foot due to rounding

(6)	Adjusted operating income for all periods presented herein excludes merger and restructuring expenses, net, asset impairments (if any) and executive transition costs (if any).
(7)	Adjusted income tax expense for all periods presented herein exclude the tax effect of the charges or credits not indicative of core operations as described in the preceding notes.
(8)

Adjusted net income and adjusted earnings per share (most dilutive) for all periods presented exclude merger and restructuring expenses, net, asset impairments (if any), executive transition costs (if any), loss on modification of debt (if any), and exclude the tax effect of the charges or credits not indicative of core operations.

(9)

Adjusted depreciation and amortization for all periods presented herein excludes accelerated depreciation caused by updating the salvage value and shortening the useful life of depreciable fixed assets to coincide with the planned store closures under an approved restructuring plan, but only if impairment is not present.

(10)	Charges and credits, pretax for all periods presented include merger and restructuring expenses, net, asset impairments (if any), and executive transition costs (if any).

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited)

	13 Weeks Ended
	March 28,	March 30,
Free cash flow	2020	2019
Net cash provided by operating activities	$188	$60
Capital expenditures	(25)	(46)
Free cash flow (11)	$163	$14

Amounts may not foot due to rounding

(11)

Free Cash Flow includes the impact of cash charges associated with the Company’s Business Acceleration Program of $10 million in the first quarter of 2020. Accordingly, excluding this item, Adjusted Free Cash Flow was $173 million in the first quarter of 2020.

OFFICE DEPOT, INC.

Store Statistics

(Unaudited)

	Q1	Q1
	2020	2019
Retail Division:
Stores opened	—	—
Stores closed	12	2
Total retail stores (U.S.)	1,295	1,359
Total square footage (in millions)	28.8	30.3
Average square footage per store (in thousands)	22.3	22.3